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                      SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, DC 20549


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                                   FORM 8-K


            CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (D) OF THE
                       SECURITIES EXCHANGE ACT OF 1934





                              December 31, 1995
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               Date of Report (Date of Earliest Event Reported)



                                 GEN/RX, INC.
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              (Exact name of Registrant as Specified In Charter)




NEW YORK                                            0-24496                          11-2728666
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(State or Other Jurisdiction                 (Commission File Number)             (IRS Employer
of Incorporation)                                                               Identification No.)





1776 Broadway, Suite 1900                   New York, New York                              10019
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                                   (Address of Principal Executive Offices)               (Zip Code)



                                (212) 581-5100
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             (Registrant's telephone number, including area code)










                      This Form 8-K consists of 3 pages.
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ITEM 5. OTHER EVENTS

 (1)    On January 2, 1996, Apotex USA, Inc. ("Apotex") accelerated approximately $3,500,000 of the outstanding indebtedness of the Registrant in favor of Apotex. The Registrant had failed to pay Apotex approximately $1,000,000 of indebtedness when it was due on December 22, and, as a result, after a 10-day grace period, the Registrant's failure to pay that amount constituted an Event of Default under the existing lending arrangements between the Registrant, as borrower, and Apotex.

        The Registrant and Apotex had entered into these lending arrangements under a Loan Agreement dated April 13, 1995 (the "Loan Agreement"). At that date, Apotex agreed to lend to the Registrant $500,000 in the form of a term loan and up to $2,000,000 in the form of a revolving loan. Both loans were evidenced by promissory notes and would have matured April 13, 1998. The Registrant has borrowed the entire line of credit, and the aggregate indebtedness of $2,500,000 is outstanding. These loans bore interest at the rate of 1% over prime. Interest was payable on the first business day of each March, June, September and December, and the Registrant failed to pay certain accrued and unpaid interest when due. The Registrant secured repayment of these amounts by all of the assets of the Registrant and its subsidiaries, including subsidiary American Veterinary Products, Inc.'s plant in Fort Collins, Colorado. As additional consideration for the loans, the Registrant had issued in favor of Apotex warrants to purchase the Registrant's common stock, par value $.004 per share, at a purchase price of $1 per share at the rate of one share for each dollar of loan advanced. The warrants are exercisable for a period of three years.

        On November 29, 1995, the Registrant entered into an agreement with Apotex to amend the Loan Agreement. As amended, the Loan Agreement provided for additional advances, in Apotex's discretion, that were due December 22, 1995, but otherwise were treated as if they had been advanced pursuant to the Loan Agreement. The Registrant requested additional advances, and Apotex made in favor of the Registrant advances, including intercompany payables, approximating $1,000,000 for various corporate purposes. The Registrant also agreed that any failure to repay when due the amounts so advanced would constitute a default under the Loan Agreement. The Registrant also issued to Apotex a warrant to purchase an additional 813,783 shares of the Registrant's common stock, par value $.004 per share, at an exercise price of $.75 per share in connection with such amendment.

        The Registrant's defaults constituted Events of Default under the Loan Agreement and Apotex USA accelerated the entire amount of indebtedness of the Registrant and its subsidiaries, which are jointly and severally liable for the debt, by a letter dated January 2, 1996, which required the Registrant to turn over to Apotex all of the collateral on January 5, 1996.

        Apotex sought and received the appointment of a receiver for the Ft. Collins plant in a proceeding in Larimer County, Colorado, on January 4, 1996. The order permits the receiver to exercise control over the Registrant's bank accounts, accounts receivable and inventory. As a result of the November 29 letter amendment to the Loan Agreement and the appointment of a receiver, the Registrant is not receiving any cash proceeds from the sale of goods. The Registrant at present lacks the liquidity needed to carry on its normal activities.

 (2) On January 8, 1996, John R. Toedtman resigned as an officer and director of the Registrant and its subsidiaries.

 (3)    On December 31, 1995, Mr. DeTemple resigned as a director of the
        Registrant.

 (4) On January 10, 1996, Steven E. Novick resigned as a director of the Registrant.




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                                  SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                            GEN/Rx, Inc.


Dated: January 11, 1996                     By: /s/ Richard J. Strobel
                                                ---------------------------
                                                    Richard J. Strobel
                                                    Chief Financial Officer




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